Exhibit 15

[Letterhead of Deloitte & Touche, LLP, Atlanta, Georgia]

May 10, 2004

Delta Air Lines, Inc.
Atlanta, Georgia

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Delta Air Lines, Inc. and subsidiaries for the three-month periods ended March 31, 2004 and 2003, as indicated in our report dated May 10, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in Registration Statements No. 2-94541, 333-65218 and 333-108176 on Form S-3; Registration Statements No. 333-106952 and 333-112835 on Form S-4; and Registration Statements No. 33-65391, 333-16471, 333-92291, 333-46904, 333-48718, 33-30454, 333-49553 and 333-73856 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP